SCHEDULE 14A

AMENDMENT NO. 1

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement (as permitted by Rule 14a—6(e)(2)
☐	Confidential, For Use of the Commission Only

☐	Definitive proxy statement
☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

INDEPENDENT FILM DEVELOPMENT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

___________________

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction.

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:

(4)	Date Filed:

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Independent Film Development Corporation

420 N. Camden Drive

Beverly Hills, CA 90210

Phone (310) 295-1711

August [ ], 2013

To the Stockholders of Independent Film Development Corporation:

The board of directors of Independent Film Development Corporation, a Nevada corporation (the “Company”), is soliciting your consent to:

•	Increase the authorized common share capital of the company from 485 million shares to 1 billion shares.

The board of directors is soliciting Stockholder approval by written consent, and in lieu of a meeting of Stockholders, because it believes that this is the most cost effective manner of obtaining Stockholder consent to these actions. A form of written consent is enclosed for your use.

The Company intends to first mail this Consent Solicitation Statement and accompanying written consent form on or about August [ ], 2013. The Consent Solicitation Statement is being mailed to the holders of record of the Company’s common stock as of the close of business on August 13, 2013. This date is referred to as the “record date.” Written consents of Stockholders representing a majority of the Company’s outstanding common stock as of the record date are required to approve the name change and the form of indemnification agreement. The earliest date on which these corporate actions may be effective is August [ ], 2013, the date this Consent Solicitation Statement is first mailed to the Stockholders.

Your consent is important regardless of the number of shares of stock that you hold. If you consent to the proposals set forth above and discussed in the enclosed Consent Solicitation Statement, please sign and date the enclosed written consent form and return it to the Company at your earliest convenience. Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation.

By Order of the Board of Directors
George Ivakhnik
CEO

Important Notice Regarding the Internet Availability of Consent Solicitation Materials

A copy of this Consent Solicitation Statement and the form of written consent card are available on the Company’s web site at www.indyfilmcorp.com. The earliest date on which these corporate actions may be effective is August [ ], 2013, the date this Consent Solicitation Statement is first mailed to the Company’s Stockholders.

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INDEPENDENT FILM DEVELOPMENT CORPORATION CONSENT SOLICITATION STATEMENT

GENERAL INFORMATION

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission (the “SEC”), and is being furnished to the holders of the outstanding shares of common stock, par value $0.001 (the “Common Stock”), of Independent Film Development Corporation, a Nevada corporation (the “Company”), as of August 13, 2013.

The purpose of this Consent Solicitation Statement is to obtain the consent of the Stockholders to increase the authorized common share capital from 485 million shares to 1 billion shares.

Section 78.320(2) of the Nevada Revised Statutes eliminates the need to hold a special meeting of Stockholders to obtain Stockholder approval by providing that, unless the articles of incorporation or bylaws state otherwise, any action required or permitted to be taken at a meeting of the Stockholders may be taken without a meeting if, before or after the action, a written consent is signed by Stockholders holding at least a majority of the Company’s voting power. This Consent Solicitation Statement will be first mailed on or about August [ ], 2013 to those persons who were Stockholders of the Company as of the close of business on August 13, 2013.

THE CONSENT PROCEDURE

General

The board of directors is soliciting Stockholder approval by written consent, and in lieu of a meeting of Stockholders, because it believes that this is the most cost effective manner of obtaining Stockholder consent to these actions.

Voting; Record Date; Vote Required

Only holders of record on August 13, 2013, the record date, will be entitled to consent to the proposals discussed herein. On the record date there were 53,963,670 shares of the Common Stock outstanding. The Common Stock constitutes the Company’s sole outstanding class of voting securities. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to Stockholders.

The increase in authorized common share capital will be approved by the Company’s Stockholders if the Company receives written consents of Stockholders representing a majority of the voting power of its outstanding Common Stock as of the record date. Shareholders of the Company collectively beneficially owning approximately 51% of the voting power of the Company’s outstanding Common Stock as of the record date and have indicated to the Company that they intend to vote in favor of the proposal.

The form of written consent is enclosed with this Consent Solicitation Statement. A written consent form that has been signed, dated and delivered to the Company with the “CONSENT” box checked, or without any box checked, will constitute consent for the respective proposal. A written consent form that has been signed, dated and delivered to the Company with the “WITHHOLD CONSENT” or “ABSTAIN” boxes checked will be counted as a vote against the respective proposal. A Stockholder may effectively vote against a proposal by not tendering a written consent.

Consents, once dated, signed and delivered to the Company, will remain effective unless and until revoked by a written notice of revocation that is dated, signed and delivered to the Company before the time that the Company received written consent of Stockholders representing a majority of the voting power of the Company’s outstanding Common Stock as of the record date. Written consents may be delivered to the Company via facsimile to 818-772-7175 or mailed to the following address:

Independent Film Development Corporation

420 North Camden Drive

Beverly Hills, CA 90210

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Your consent is important regardless of the number of shares of stock that you hold. Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation. Any questions regarding the proposal or the written consent may be directed to the Company at the address above or by calling George Ivakhnik at the Company at 917-826-6500.

Expense of Consent Solicitation

The Company will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Common Stock beneficially owned by others to forward to the beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by the Company’s directors, officers and other regular employees.

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PROPOSAL I

TO INCREASE THE AUTHORIZED COMMON SHARE CAPITAL

FROM 485 MILLION SHARES TO ONE BILLION SHARES

General

On June 12, 2013, the Company’s board of directors approved a change in the articles of incorporation to increase the Company’s authorized common share capital from 485 million shares to 1 billion shares, subject to Stockholder approval, and recommending the Stockholders approve such change.

Principal Reasons for Increase in Common Share Capital

Our Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase our authorized Common Stock from 485 million shares to 1 billion shares of common stock. The increase to the number of shares will require an amendment to our Articles of Incorporation. Our Board of Directors has directed that the increase to the shares of authorized Common Stock and the corresponding amendment of our Articles of Incorporation be submitted for approval by our stockholders.

Our Board of Directors has determined that it would be in the best interests of the Company to amend its Articles of Incorporation to increase the number of authorized shares of common stock from 485 million shares to 1 billion shares of common stock. Each additional share of common stock will have the same rights and privileges as each share of currently authorized common stock. Our Board of Directors believes that it is in the best interests of the Company to increase the number of authorized shares in order to give us greater flexibility in financing our business operations and to allow us to avoid holding further stockholder meetings to increase our authorized capital to meet our financing requirements.  The Board believes that finance and corporate opportunities exist which could necessitate the issuance of a larger number of shares than is currently authorized, and, in order to preserve the flexibility to pursue all finance and corporate opportunities, recommends an increase in the authorized share capital.

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The issuance of any additional shares of common stock will have the effect of diluting earnings per share, voting power and shareholdings of stockholders. The shares will be available for issuance by our Board of Directors without prior shareholder approval, for proper corporate purposes, including but not limited to, stock dividends, stock splits, acquisitions, financings and compensation plans. Current stockholders do not have pre-emptive rights to subscribe for, purchase or reserve any shares of our authorized capital stock. If the increase to our authorized shares of common stock is approved by our stockholders, we will file a Certificate of Amendment to our Articles of Incorporation with the Secretary of the State of Nevada as soon as practicable after stockholder approval is obtained.

On June 17, 2013, our Board of Directors filed a certificate of designation with the Nevada Secretary of State, designating 5 million shares of Series A preferred stock, each of which have super voting rights equivalent to 100 shares of common stock. To date, no preferred shares have been issued. The designated Series A preferred shares with their super voting rights are designed to be used to prevent an outside takeover from the current controlling shareholder group.

Our Board of Directors does not have any current plans to issue the additional shares of common stock from the increased authorized common stock. There are no current plans or agreements to issue any of the proposed additional authorized common shares and no plans to issue any common stock from the proposed increased authorized share capital which will result in any change of control of the Company. There are no finance or corporate opportunities currently identified which would require the Company to issue over the amount of its currently authorized common shares.

Management believes the increase in authorized share capital is in the best interests of the Company and recommends that the stockholders approve the increase in authorized capital.  The increase in authorized capital will be approved if the affirmative vote of at least a majority of the common stock present or represented at the Meeting and entitled to vote thereat are voted in favor of approving the increase in authorized capital.  Accordingly, at the meeting, the stockholders will be asked to pass the following resolution:

RESOLVED THAT:

1.	The increase in the authorized capital of the Company from 485,000,000 shares of common stock to 1 billion shares of common stock par value $0.001 per share (the “Amendment”) be and is hereby approved.

2.	The preparation and filing of a Certificate of Amendment to the articles of incorporation of the Company be and is hereby approved.

3.	Any one director or officer of the Company be and is hereby authorized to do all things as may be necessary or advisable to effect the foregoing resolutions on behalf of the Company and to take such steps as may be necessary or advisable to give effect to the Amendment, including preparing and filing the Certificate of Amendment with the Nevada Secretary of State.

Vote Required

Pursuant to Section 78.390 of the Nevada Revised Statutes, or the “NRS,” the approval of a majority of a Company’s voting power is required in order to effect the increase in authorized common share capital. Accordingly, the Company is seeking your consent to approve of the increase in common share capital.

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Board of Directors Recommendation

The Board of Directors unanimously recommends that the Stockholders approve the Amendment to the Company’s Articles of Incorporation to increase the authorized common share capital from 485 million to 1 billion shares.

* * * * *

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of August 13, 2013 for: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock; (ii) each of our named executive officers and directors; and (iii) all of our current named executive officers and directors as a group.

Unless otherwise noted, the Company believes that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Common Stock (1)	Kenneth Eade Valentina Eade 6399 Wilshire Blvd., Suite 507 Los Angeles, CA 90048	7,146,900	13.2%
Common Stock	Jeff Ritchie 420 N. Camden Drive Beverly Hills, CA 90210	7,250,000	13.4%
Common Stock	Patrick Peach 420 N. Camden Drive Beverly Hills, CA 90048	5,200,000	9.6%
Common Stock	Rachel Boulds 3511 S Penney Cove Salt Lake City, UT 84115	350,000	0%
Common Stock (2)	Marc Cifelli Arriva Capital, LLC 16 Glenwood Way Caldwell, NJ 07006	6,500,000	12%
Common Stock	George Ivakhnik 101 E. 52nd St., 3rd floor New York, NY 10022	7,000,000	13%
	Shares of directors and executive officers as a group	19,450,000	36%

(1)	Includes 6,486,900 shares of common stock owned by Valentina Eade, wife of Mr. Eade.(2) A federal court judgment provides for 3 million of these shares to be returned . The judgment as of now, is unexecuted.

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The issuer is not aware of any person who owns of record, or is known to own beneficially, five (5%) percent or more of the outstanding securities of any class of the issuer, other than as set forth above.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, officer, associate of any director, officer or any other person has any substantial interest, direct or indirect, in the proposal to amend the Company’s Articles of Incorporation to increase the Company’s authorized common share capital.

STOCKHOLDER PROPOSALS

In order for a Stockholder proposal to be included in the Company’s proxy statement and form of proxy for the next annual meeting of Stockholders, or to be considered at the Company’s next annual meeting, the Company must receive such proposal a reasonable time before the Company begins to print and send its proxy materials. In addition, the acceptance of such proposals is subject to SEC guidelines.

HOUSEHOLDING OF THIS CONSENT SOLICITATION

Some banks, brokers and other nominee record holders of the Common Stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Consent Solicitation Statement may have been sent to multiple Stockholders in your household. If you would prefer to receive separate copies of this Consent Solicitation Statement or of any Consent Solicitation Statement, proxy statement or annual reports that the Company may prepare in the future, please contact your bank, broker or other nominee or submit your request in writing to the Company’s Corporate Secretary at 420 N. Camden Drive, Beverly Hills, California 90210. In addition, Stockholders sharing an address can request delivery of a single set of these documents in the future if they are currently receiving multiple copies by writing or calling the Company’s Corporate Secretary at the address or telephone number set forth in the preceding sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed with the SEC, located on 100 F Street NE, Washington, D.C. 20549, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and other reports, statements and information as required under the Exchange Act.

The reports, statements and other information that the Company has filed with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website (http://www.sec.gov) that contains the registration statements, reports, proxy and proxy statements and other information regarding registrants that file electronically with the SEC such as the Company. You may access the Company’s SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

By Order of the Board of Directors

September 12, 2013	/s/ George Ivakhnik
New York, NY	George Ivakhnik, Chief Executive Officer

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Appendix A

Proposed Amendment to Articles of Incorporation

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation: Independent Film Development Corporation____________________________________

2.	The articles have been amended as follows (provide article numbers, if available):

 Article 4 of the Articles of Incorporation is hereby amended to read as follows:

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 1,015,000,000 of which 500,000,000 are to be shares of common stock, $0.001 par value per share, and of which 15,000,000 are to be shares of serial preferred stock, $0.001 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article IV or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and non-assessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance. Stockholders shall not be liable to any extent for the payment of any debt of the Corporation. The Board of Directors of the Corporation may, by adoption of a resolution or Bylaw, impose restrictions upon the transferability by shareholders of shares of the Corporation's capital stock. Each holder of shares of capital stock shall, upon demand, disclose to the Corporation such information with respect to direct or indirect holdings of such shares as the directors or any officer or agent of the Corporation designated by the board of directors deems necessary to comply with the Internal Revenue Code, the 1940 Act, The Securities Act of 1933, the Securities Exchange Act of 1934, or the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, or to comply with the requirements or demands of any taxing authority.

A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ___________%

4.	Effective date of filing (optional): _____________________________________________________

5.	Officer Signature (required): _________________________________________________________